

<ARTICLE> 5
<LEGEND>
This schedule contains summary financial information extracted from the 1996 consolidated financial statements of Motors and Gears, Inc. and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   9-MOS
<FISCAL-YEAR-END>                          DEC-31-1996
<PERIOD-END>                               SEP-30-1996
<PERIOD-START>                             JAN-01-1996
<CASH>                                           4,636
<SECURITIES>                                         0
<RECEIVABLES>                                    8,463<F4>
<ALLOWANCES>                                         0
<INVENTORY>                                      8,473
<CURRENT-ASSETS>                                22,425<F5>
<PP&E>                                           8,254
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                                 132,628<F6>
<CURRENT-LIABILITIES>                            8,195
<BONDS>                                         90,807<F7>
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                             1<F8>
<OTHER-SE>                                      33,625<F9>
<TOTAL-LIABILITY-AND-EQUITY>                   132,628
<SALES>                                         57,734<F10>
<TOTAL-REVENUES>                                57,734
<CGS>                                           40,589<F11>
<TOTAL-COSTS>                                   45,317<F12>
<OTHER-EXPENSES>                                  (48)
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                             (6,684)<F13>
<INCOME-PRETAX>                                  5,685
<INCOME-TAX>                                     2,275
<INCOME-CONTINUING>                              3,410
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                     3,410
<EPS-PRIMARY>                                    34.10<F14>
<EPS-DILUTED>                                    34.10<F15>

<F4>Figure for receivables is net of allowances for doubtful accounts of $45.
<F5>Includes prepaid expenses of $853.
<F6>Includes goodwill of $92,756 (net), covenants not to compete of $440 (net)
and deferred financing costs and other of $8,753 (net).
<F7>Includes long-term debt of $89,908 and deferred income taxes of $899.
<F8>As of September 30, 1996, Motors and Gears, Inc. had 100,000 shares of common stock, $.01 par value per share, authorized and issued.
<F9>Consists of $29,905 of additional paid in capital and $3,720 of retained earnings.
<F10>Net figure.
<F11>CGS figure includes costs of sales (excluding depreciation) of $35,985 and selling, general and administrative expenses (excluding depreciation) of $4,604.
<F12>Total Costs includes depreciation and amortization of $4,151 and management fees of $577.
<F13>Net figure.
<F14>Earnings per share for the 9 month period ending September 30, 1996 were
$34.10.
<F15>Earnings per share on a fully diluted basis were $34.10.

